EXHIBIT 3.

                              IRREVOCABLE PROXY

                    The undersigned hereby revokes any previous proxies and appoints Frederic Roure and Jose Zaegel, and each of them, with full power of substitution (provided that any person so substituted is an employee of GFI Industries), as attorney and proxy of the undersigned to attend any and all meetings of stockholders of Hi-Shear Industries Inc., a Delaware corporation ("Seller") (and any adjournments or postponements thereof), to vote all shares of Common Stock, $.10 par value, of Seller that the undersigned is then entitled to vote, and to represent and otherwise to act for the undersigned in the same manner and with the same effect as if the undersigned were personally present, with respect to all matters specified in Section 2(a) of the Stockholders Agreement (the "Stockholders Agreement"), dated as of October 9, 1995, by and among Purchaser, the undersigned and the other stockholders named therein. Capitalized terms used and not defined herein have the respective meanings ascribed to them in, or as prescribed by, the Stockholders Agreement.

                    This proxy shall be deemed to be a proxy coupled with an interest and is irrevocable during the Voting Period and has been granted pursuant to Section
          2(b) of the Stockholders Agreement.

                    The undersigned authorizes such attorney and proxy to substitute any other person to act hereunder (provided that any person so substituted is an employee of GFI Industries), to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Seller.

          Dated:  October 9, 1995

                              The Wingate Family Trust
                                   of 1980

                              By: /s/ David A. Wingate
                                   David A. Wingate, Trustee